NINTH AMENDMENT

to the

MOOG INC. RETIREMENT SAVINGS PLAN

(Restatement Effective October 1, 2016)

WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the "Plan"), Moog Inc. (the "Corporation") reserved the right to amend the Plan; and

WHEREAS, the Corporation wishes to amend the Plan to modify the Plan's vesting provisions.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Effective October 1, 2021, Section 4.1 is hereby amended by adding the following new subsection at the end thereof:

> **(d)** **<u>Upon Certain Sales or Dispositions</u>.** If there is a sale or other disposition, to an unrelated party, of –
>
> (1) substantially all the assets of any participating Company;
>
> (2) the stock of a participating Company;
>
> (2) the operating assets of any business unit or division of the Corporation or any Company,
>
> then Affected Participants will be fully vested in, and have a 100% nonforfeitable right to, their accounts under the Plan. Notwithstanding the foregoing, any sale or disposition described in this subsection that constitutes a partial termination also will remain subject to the vesting rules described in Section 10.2.
>
> For purposes of this subsection, an "Affected Participant" is any Participant who –
>
> (i) immediately before a sale or disposition described in this subsection, was actively employed by the Corporation or a participating Company; and
>
> (ii) immediately after a sale or disposition described in this subsection, ceases to be employed by the Corporation, a participating Company or any Organization Under Common Control, as a result of which the Participant no longer is eligible for Plan participation, or to receive any additional vesting service credits.

****

To the extent that any provisions of this Amendment are inconsistent with existing Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

Dated: 9/28/2022

MOOG INC.

By: [signature]